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                             PENN SERIES FUNDS, INC.

                                 CODE OF ETHICS
                                 --------------

A.       Legal Requirement.
         -----------------

         Rule 17j-l(a) under the Investment Company Act of 1940, as amended (the "1940 Act"), makes it unlawful for any Officer or Director of Penn Series Funds, Inc. (the "Company") (as well as other persons), in connection with the purchase or sale by such person of a security "held or to be acquired" by the Company:

         (1) To employ any device, scheme or artifice to defraud the Company;

         (2) To make to the Company any untrue statement of a material fact or omit to state to the Company a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

         (3) To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Company; or

         (4) To engage in any manipulative practice with respect to the Company.

         A security is "held or to be acquired" if within the most recent 15 days it (i) is or has been held by the Company, or (ii) is being or has been considered by the Company or its adviser or sub- adviser for purchase by the Company. A purchase or sale includes the writing of an option to purchase or sell.

         As used in Rule 17j-1 and in this Code, the term "securities" does not include securities issued by the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper and shares of registered open-end investment companies.

B.       Company Policy.
         --------------

         It is the policy of the Company that no "access person"(1) of the Company shall engage in any act, practice or course of conduct that would violate the provisions of Rule 17j-l(a) set forth above.

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(1) An "access person" includes: (a) each Director or officer of the company;
    (b) each employee (if any) of the Company (or of any company in a control relationship to the Company) who in connection with his regular duties obtains information about the purchase or sale of a security by the Company or whose functions relate to the making of such recommendations; and (c) any natural person in a control relationship to the Company who obtains information concerning recommendations made to the Company with regard to the purchase or sale of a security.

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C.       Procedures.
         ----------

         1. In order to provide the Company with information to enable it to determine with reasonable assurance whether the provisions of Rule 17j-l(a) are being observed by its access persons:

         (a) Each access person of the Company, other than a Director who is not an "interested person" (as defined in the 1940 Act), shall submit reports in the form attached hereto as Exhibit A to the Company's Secretary, showing all transactions in securities in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership.(2) Such reports shall be filed no later than 10 days after the end of each calendar quarter, but need not show transactions over which such person had no direct or indirect influence or control.

         (b) Each Director who is not an "interested person" of the Company shall submit the same quarterly report as required under paragraph
             (a), but only for a transaction in a security where he or she knew at the time of the transaction or, in the ordinary course of fulfilling his or her official duties as a Director, should have known that during the 15-day period immediately preceding or after the date of the transaction, such security is or was purchased or sold, or considered for purchase or sale, by the Company. No report is required if the Director had no direct or indirect influence or control over the transaction.

         2. The Secretary of the Company shall maintain on a current basis a list of all "access persons" who are required to file security transactions reports with Penn Series pursuant to this Code and shall furnish all such persons with a copy of the Code.

         3. The Company's Secretary shall report to the Company's Board of
Directors:

    (a) with respect to each reported transaction in a security involving more than $10,000, which was also "held or to be acquired by the Company"; and

(2) You will be treated as the "beneficial owner" of a security only if you have a direct or indirect pecuniary interest in the security.

    (a) A direct pecuniary interest is the opportunity, directly or indirectly, to profit, or to share the profit, from the transaction.

    (b) An indirect pecuniary interest is any non-direct financial interest, but is specifically defined in the rules to include among other things securities held by members of your immediate family sharing the same household; securities held by a partnership of which you are a general partner; securities held by a trust of which you are the settlor if you can revoke the trust, or a beneficiary if you have or share investment control with the trustee; and equity securities which may be acquired upon exercise of an option or other right, or through conversion.

         You should consult counsel if you need interpretive guidance on this test.


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         (b) with respect to each reported transaction not required to be reported to the Board under the preceding subparagraph, that the Company's Secretary believes may evidence a violation of this Code.

         The Secretary shall report to the Board at the next meeting of the Board following receipt of the securities transaction report by the Secretary.

         4. The Board shall consider reports made to it hereunder and shall determine whether the policies established in paragraph B have been violated, and what sanctions, if any, should be imposed.

         5. An "access person" may direct questions to the Secretary of the Company as to whether a proposed purchase or sale of a security may violate the Code. The Secretary shall review the relevant facts with the person and, if necessary, with the President of the Company, counsel to the Company or the Board of Directors of the Company. Upon completion of the review, the Secretary shall advise the "access person" whether the proposed transaction may violate the Code.

         6. The Secretary of the Company shall maintain the following records and shall make them available to the Securities and Exchange Commission and their representatives for their inspection upon their reasonable request:

         (a) A copy of the Code of Ethics and copies of any Codes of Ethics of Penn Series in effect during the past five years;

         (b) A record of all violations of the Code of Ethics of the Company and all actions taken by the Company in response thereto during the past five years;

         (c) A copy of each report made by an "access person" during a period of not less than five years from the end of the fiscal year in which the report was made; and

         (d) A list of all persons who are, or within the past five years have been, required to make reports.

         7. The Company will make every effort to protect the privacy of "access persons" in connection with the reporting of their personal securities transactions.

         8. The Board shall review the operation of this Code at least once a year.

                                     Adopted:

                                     By:      The Board of Directors
                                              Penn Series Funds, Inc.

October 30, 1991


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                             PENN SERIES FUNDS, INC.

                           Addendum to Code of Ethics

                              Personal Investing(1)



         In the Report of the ICI Advisory Group on Personal Investing, dated May 9, 1994, the Advisory Group recommended that investment companies adopt policies and procedures designed to guard against conflict of interest or other inappropriate activities that may occur in connection with personal investing by portfolio manager, investment personnel and access persons.

         In the Report of the Division of Investment Management of the United States Securities and Exchange Commission on Personal Investment Activities of Investment Company Personnel, dated September 1994, the Division of Investment Management generally endorsed the Advisory Group's recommendations and also recommended that investment companies adopt polices and procedures on personal investing by portfolio managers, investment personnel and access persons.

         The Company concurs in and endorses the recommendations of the Advisory Group and the Division of Investment Management. In accordance with the recommendations, the Company shall follow the following policies in the conduct of its business:

                  (1) The Company shall require all investment advisers to the Penn Series Funds to have policies and procedures on personal trading that comport in material respects with the recommendations of the ICI and the SEC;

                  (2) The Company shall require all investment advisers to provide the Company with copies of their policies and procedures on personal trading, including all amendments and revisions thereto;

                  (3) The Company shall require all investment advisers to prepare an annual report to the Board of Directors of the Company that

                  (a) summarizes their existing policies and procedures on personal investing and any changes in their policies and procedures made during the past year,

                  (b) identifies any violations of the policies and procedures requiring significant remedial action during the past year, and

                  (c) identifies any recommended changes in existing restrictions or procedures, based upon the investment adviser's experience under its Code of Ethics, evolving industry practices or developments in applicable laws or regulations.

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(1) Approved by the Board of Directors on February 7, 1995.